Employment Agreement

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Effective Date          December 4, 2006

Parties ROO Group, Inc. ("RGI" or the "Company"; all RGI related entities may be referred to in the singular or plural as a "ROO Company") of 228 East 45th Street, 8th Floor, New York, NY 10017; and

                        Lou Kerner of 42 Hawkes Close, Irvington, NY
                        ("Employee").

Recitals The Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement; and

                        In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

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1.    TERM OF EMPLOYMENT.

The Employee's term of employment starts on the Effective Date, above, and ends in accordance with the terms of this Agreement.

2.    TITLE AND DUTIES.

The Employee's title is Chief Financial Officer, ROO Group, Inc. The Employee will: (i) Faithfully, exclusively and diligently perform the job duties that are usual and customary for this position (including, but not limited to, the duties and responsibilities listed in Schedule A, attached) at a company in the primary business of providing online video content; (ii) Perform at all times with the standard of diligence and care reasonably expected of a person with comparable qualifications and duties; (iii) Dedicate substantially all of Employee's time, ability and attention to the affairs of the company; and (iv) Perform additional services and duties, such as travel, that the Company may from time to time designate that are consistent with this position.

Employee will report to the Chief Executive Officer, ROO Group, Inc, currently Rob Petty.

3.    COMPENSATION AND BENEFITS

      (a) Base Salary.

      The Company will pay the Employee a Base Salary of Three Thousand Eight Hundred Forty-Six Dollars and Fifteen Cents ($3,846.15) per week, subject to all applicable income tax withholdings. All payments of Base Salary will be made in installments according to the Company's regular payroll practice, prorated weekly where appropriate. The Company shall review Employee's Base Salary not less than once each calendar year and may offer (but is not required) to vary the Base Salary going forward.

      (b) Employment Benefit Plans. The Employee will be entitled to participate in all 401(k), pension and any other retirement plans, incentive compensation plans, and all group health, hospitalization, disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which any employees of the Company may participate. The maximum aggregate liability of the Company in connection with this Agreement shall be limited to those benefits, payments and entitlements expressly set out in this Agreement or any subsequent written amendment signed by a duly authorized representative of


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the Company. If Employee participates in any share or option plan relating to employment with the Company (the "Plan"), ROO Group, Inc., or any subsidiary or affiliated company including any corporation, trust, partnership, joint venture or any other entity of any description in which ROO Group, Inc. has an ownership interest of 30% or more ("ROO Group"), the Employee agrees to comply with and be bound by the rules and terms of the Plan, including, without limitation, to the extent the Employee wishes to exercise any rights or interests the Employee may have in, or in relation to, the Plan.

      (c) Expenses. The Company may pay or reimburse the Employee for all normal and reasonable employment-related expenses incurred by the Employee in connection with the Employee's responsibilities to the Company in accordance with the Company's expense reimbursement policy.

      (d) Training. The Company has a policy of ensuring that its employees receive adequate training and continuing education to carry out their duties to the Company. From time to time, the Company may agree or suggest that the Employee attend a third party training, course, seminar or conference at Company expense.

      (e) Paid Leave / Sick Leave. Employee shall receive: (i) Three (3) weeks Paid Leave per calendar year which must be taken prior to December 31st of each year or it is forfeited; (ii) one paid day off for the approved Company Holidays as per Schedule C; and (iii) Five (5) days paid Sick Leave per year which must be taken prior to December 31st of each year or it is forfeited. Sick Leave in excess of three (3) consecutive days requires a written doctor's excuse before being paid.

      (f) Additional Compensation or Benefits. Additional compensation or benefits, if any, are detailed in Schedule B, attached.

4.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND IMPROVEMENTS.

Confidential Information means any information which reasonably regarded by the Company as confidential to it or which is expressly designated as such, including, without limitation, trade secrets, know-how and information of a commercially sensitive nature and information relating to the business, affairs, technology, clients, suppliers, processes, products or services of or belonging to the Company, which is disclosed or given to or observed, gained or otherwise obtained by Employee at any time during the Term of this Agreement.

Confidential Information includes, but is not limited to:

      (a) the policies, objectives and financial performance of a ROO Company, such as their financial statements and accounts;

      (b) the terms on which a ROO Company engages its employees and consultants and the nature and state of the its relationship with each of them;

      (c) the terms on which a ROO Company deals with its customers, clients and suppliers and the nature and state of its relationship with each of them;

      (d) any precedent, pro-forma or the like type document or agreement prepared by or for, or used by, any ROO Company and any guideline, directive, policy, practice or procedure circulated, published or otherwise made known by a ROO Company;

      (e) the development or expansion plans of any ROO Company;

      (f) information relating to the accounting, marketing plans, sales plans, prospects, price information, client or supplier lists, research, management, financing, products, inventions, designs or processes of any ROO Company;

      (g) computer databases, computer software, data, lists, specifications, drawings, records, reports, statements and Improvements (as defined below);

      (h) any other information which is or which Employee should reasonably know is confidential, secret or commercially sensitive to any ROO Company;

      (i) the particulars of any confidential work performed by Employee for any ROO Company;

      (j) the terms of this Agreement; and


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      (k) any note, calculation, conclusion, summary, copy, photocopy, reproduction or other material derived or produced in whole or in part from any of the above and any record or copy of record of information however compiled, recorded or stored;

      (l) any information as to which there is any uncertainty as to its status as Confidential Information or is lawfully in the public domain, unless Employee is advised by the Company in writing to the contrary.

Improvements means any inventions, improvements, information, discoveries, models, drawings, reports, proposals, designs, writings, materials, items, documents, works, concepts, strategies, plans, processes, software, programming codes, theories, methodologies, copyrighted works and other subject matter ("Works")(including, but not limited to, "work for hire" and any associated or connected copyright, industrial or intellectual property rights or any other rights or interests in any Works) which Employee (solely, jointly with others or an any other capacity) built, conceived, designed, made, invented, created, discovered, generated, developed, improved, produced, supplied, composed, worked on or otherwise provided or otherwise contributed to during, in connection with, arising from or relating to Employee's employment with the Company (whether or not during regular working hours). Improvements shall also include and comprise any note, calculation, conclusion, summary, copy, photocopy, reproduction or other material derived or produced partly or wholly from the above and any record or copy of record of information however compiled, recorded or stored that contains or incorporates any Improvement or that was brought into existence or created in connection with an Improvement.

Employee acknowledges that the Company owns all Improvements and all rights, title and interests in, to and with respect to, the Improvements. Furthermore, Employee has affirmative obligation to promptly and fully disclose the existence of Improvements to the Company. If any letter patent, design registration, copyright or other form of protection is granted to the Employee in respect of any Improvement during or after the Term, Employment will immediately assign same to the Company.

During the course of the Employee's employment with the Company, the Company will provide the Employee with access to Confidential Information. All Confidential Information is and shall remain the sole and exclusive property of the Company and the Company reserves all rights in the Confidential Information and no rights are granted, licensed or otherwise provided to Employee pursuant to this Agreement. The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. Employee may not make any copy or summary of any Confidential Information except as required to do so in the ordinary course of employment with the Company.

Additionally, during the course of the Employee's employment with the Company, the Company will provide the Employee with access to, or may be involved with, the IT and computer system of the Company ("IT System"). Upon termination of this Agreement, Employee, and any entity controlled by Employee, agrees not to allow any unauthorized access to or to take any action or do anything with respect to the IT System, including, without limitation, accessing or seeking access to the IT System for any purpose.

The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees to secure and use Employee's best efforts not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee.

Employee acknowledges that any breach of this Paragraph 4 regarding Confidential Information and the IT System may not be adequately compensated by an award of damages and such breach entitles the Company, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the committing of any breach, whether momentary or continuing in nature.


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Employee consents unconditionally and irrevocably, to the fullest extent permitted by law, to any and all acts or omissions by the Company, whether occurring before or after the date of this consent, which would, but for this consent, infringe any of Employee's moral or similar rights in relation to any Improvements or Works (both existing and future) howsoever arising connection with this Agreement, including, without limitation, choosing to publish or not to publish Works, with or without attribution or editing or otherwise modifying Works. Nothing in this Agreement may be deemed or construed as an acknowledgement that any act or omission with respect to the Improvements or Works constitutes an infringement of Employee's moral or similar rights.

The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information for his/her own benefit or in competing, directly or indirectly, with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason. This Paragraph 4 shall survive the termination of this Agreement.

5.    NON-COMPETITION.

      To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee's employment with the Company and for a period of 12 months thereafter, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee's employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company.

To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee's employment with the Company and for a period of 12 months thereafter, the Employee will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers, including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company has an existing agreement or business relationship.

The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company's business interests and Confidential Information. If any provision of this noncompetition covenant, as applied to any party or to any circumstance, is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

      Should the Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until such violation ceases.


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6.    TERMINATION.

      The Employee's employment may be terminated under the following circumstances:

      (a) Death. The Employee's employment with the Company shall terminate upon his death.

      (b) Disability. The Company may give one (1) month's notice that it will terminate the Employee's employment with the Company if, as a result of the Employee's incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 90 consecutive days.

      (c) Termination By The Company for Cause. The Company may terminate this agreement for Cause. A termination for Cause may be for one or more of the following reasons: (i) Conduct by the Employee constituting a material act of willful misconduct or gross negligence in connection with the performance of his duties; (ii) Misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (iii) Continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee's physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iv) Employee's unreasonable refusal or failure to follow lawful directives where such refusal or failure has continued for more than 10 days following written notice of such refusal or failure; (v) A criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee, or other conduct by the Employee that has resulted in, or would result in if he were retained in his position with the Company, substantive injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (vi) A material breach by the Employee of any of the provisions of this Agreement that is not remedied within three (3) days of written notice of such breach; (vii) Serious incompetence or material inefficiency; (viii) Disobedience or neglect of any reasonable order or direction given by the Company; (ix) Inappropriate use of alcohol, narcotics or illicit drugs while engaged in the performance of Employee's duties; (x) Engaging in physical violence, abuse or offensive, inappropriate language or conduct towards any person including, but not limited to, an employee, client, member of the public or other person having corporate dealings with the Company; (xi) If the Employee is legally prohibited from being a director or officer of any company in the United States; (xii) Employee files bankruptcy, is declared bankrupt or enters into any arrangement with or makes any assignment of all or substantially all of the Employee's property in favor of the Employee's creditors generally; or (xiii) A material violation by the Employee of the Company's written employment policies including, without limitation, violation of the Company's workplace policies such as sexual harassment and discrimination.

      (d) Termination By The Employee. The Employee may terminate his employment with the Company at any time upon two (2) weeks written notice to the Company.

      (e) Termination By The Company. The Company may terminate this Agreement at any time upon two (2) weeks written notice to the Employee.

      (f) Return of Confidential Information and Property. Upon termination of this Agreement, or otherwise requested by the Company, Employee shall immediately deliver, as directed, all Confidential Information and anything created or produced by Employee that relate, in any way, to the business of the Company or the ROO Group including any note, calculation, conclusion, summary or other material derived or produced in whole or in part from any of the above. This shall include, without limitation, all books, documents, papers, materials, credit cards, motor vehicles, software, computers, security cards, keys and other property or assets of the ROO Group which may then be in the Employee's possession or under the Employee's custody, power or control. In the alternative, the Company may, in its sole discretion, direct Employee to fully destroy Confidential Information and require Employee to certify in writing as to its destruction.


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7.    COMPENSATION UPON TERMINATION.

      (a) Death. If the Employee's employment with the Company terminates by reason of his death, the Company will pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee's estate, the Employee's accrued and unpaid Base Salary and Profit Participation, if any, and any payments to which the Employee's spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies), including unused Paid Leave.

      (b) Disability. If the Employee's employment with the Company terminates by reason of his disability, the Company shall pay in a lump sum amount to the Employee his accrued and unpaid Base Salary and prorated Profit Participation, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies), including unused Paid Leave.

      (c) Termination By The Company For Cause or Termination by Either Party Upon Two (2) Weeks Notice. If the Employee's employment with the Company is terminated by the Company for Cause or either party terminates this Agreement upon giving Two (2) Weeks notice, the Company will pay a lump sum amount equal to the Employee his accrued and unpaid Base Salary, Profit Participation plus any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies), including unused Paid Leave, through the effective date of such termination.

      (d) Termination By Employee For Material Breach By Company. If the Company materially breaches this agreement, Employee's employment may be terminated, at Employee's sole option, and subject to the execution of a general release by Employee, the Company will pay Employee a lump sum amount equal to the sum of:
Employee's accrued and unpaid Base Salary, Profit Participation, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies), including, but not limited to, unused Paid Leave for the remainder of the Term of Employment.

      (e) Payment In Lieu Of Notice. The Company may, during any period of notice relating to termination, immediately terminate this Agreement by paying Employee the sum of unpaid Base Salary and unpaid discretionary bonus payments previously approved in writing, through the otherwise effective date of termination.

Furthermore, at the outset of or at any time during the remaining portion of the notice period, Employee may, in the Company's sole discretion, be required to:
(i) take a period of paid leave (in addition to Paid Leave and Sick Leave); (ii) be transferred to alternative duties to be performed at any premises (including Employee's place of residence) other than Employee's usual place of work or any other Company premises; (iii) not attend Employee's usual place of work or any other Company premises; (iv) not make contact with any employees, agents, vendors or clients of ROO Group, except as directed by the Company; or (v) to work from home or an alternative Company premise. Company may announce to employees, clients and vendors that the Employee has been given notice of termination or resigned (as the case may be).

During this period, unless the Company agrees otherwise, Employee will not (i) do any work, paid or unpaid, for any third party; (ii) hold themselves out as a director or other officer of the ROO Group; and (iii) make any comment to any person about the change in Employee's duties, except to confirm that Employee has either resigned or been terminated (as the case may be). Employee acknowledges that Employee remains employed by the Company and the terms of this Agreement apply during any period covered by a Payment In Lieu Of Notice.

      (f) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with subparagraphs 7(a) through 7(e) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee's rights under any employee benefit plan of the Company in which the Employee has a vested interest unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.


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

      (g) Taxes. All payments made under this Paragraph 7, are subject to applicable income tax withholding.

      (h) No Claim For Compensation. If this Agreement is terminated by Company under Paragraphs 6(b), (c), (d), and (e) or otherwise, the Employee shall not be entitled to claim any amounts by way of retirement pay or liquidated damages or any other payments as a consequence of termination except as expressly identified under Paragraph 7. Any Payment under Paragraph 7 shall be without prejudice to any rights or remedies the Company may have against Employee and shall not constitute any admission of fact or liability. This paragraph shall survive the termination of this Agreement.

      (i) Repayment To Company. Employee agrees that if Employee owes any monies or amounts to a ROO Company, such shall be repaid prior to or upon the effective date of the termination of this Agreement and may be deducted from any amounts to be paid to Employee pursuant to this Paragraph 7 or owed by any ROO Company. Termination does not relieve Employee from payment in full of all amounts then owing to any ROO Company or which may be or become owing including any excess payment to Employee during the Term of this Agreement.

8.    SUSPENSION / INSPECTION.

The Company may, in its sole discretion, suspend Employee for any period if the company considers it in the best interests of the Company or the ROO Group.

At the Company's request, Employee shall submit, under reasonable conditions, to a physical inspection of the Employee's belongings, equipment and property, located on Company premises or wherever Company business may be conducted, prior to leaving such premises.

9.    PARTIES BENEFITED; ASSIGNMENTS.

This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

10.   NOTICES.

Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Company, the notice shall be sent to Rob Petty, ROO Group, Inc., 228 E. 45th Street, 8th Floor, New York, NY 10017, and a copy of the notice will be sent to Richard Friedman, Esq Sichenzia Ross Friedman Ference 1065 Avenue Of The Americas, 21st Floor New York, NY 10018. If to the Employee, the notice will be sent to Lou Kerner, 42 Hawkes Close Irvington, NY 10533. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

11.   GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflict provisions or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Both parties agree to submit to the non-exclusive jurisdiction of New York courts.


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

12.   LITIGATION AND REGULATORY COOPERATION.

During and after the Employee's employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee's employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from his last Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorney fees and costs.

13.   INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.

The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain insurance during the Employee's employment for the benefit of the Employee (in his capacity as an officer and director of the Company) on a basis no less favorable, taken as a whole, than the insurance provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof, provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

14.   REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.

The Employee represents and warrants to the Company that: (i) Employee has experience in providing, performing and carrying out the duties described in Paragraph 2, above; (ii) Employee is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or any rights of the Company hereunder; (iii) Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement; (iv) the Company has not induced or encouraged Employee to breach any contract, agreement, understanding or arrangement to which Employee is or was a party, or bound by, for the purpose of Employee entering into and performing this Agreement; and (v) Employee has not been convicted of any criminal offense, filed for personal bankruptcy or been previously terminated by an employer for serious misconduct.

15.   DUTY TO MITIGATE.

The Employee shall have an obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall affect a reduction of obligations hereunder for the payments or benefits required to be provided to the Employee. This paragraph shall survive the termination of this Agreement.


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

16.   NONHIRE OF COMPANY EMPLOYEES.

To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee's employment with the Company and for a period of 12 months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee's last day of employment with the Company or within the 12-month period of this covenant) who worked, works, or has been offered employment by the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or
(iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated. If, during the term of this non-hire covenant, the Employee learns that any such employee has accepted employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated (other than the Company), the Employee will immediately send notice to the Company identifying the employee and certifying that the Employee did not breach any provision of this non-hire covenant.

17.   ARBITRATION.

The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee's employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney's fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

18.   MISCELLANEOUS.

      (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. Employee agrees and acknowledges that any material breach of this Agreement may not be adequately compensated by an award of damages and the Company, in addition to any other remedies available at law or in equity, may seek an injunction to restrain such breach.

      (b) The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

      (c) This Agreement is to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

      (d) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

      (e) Employee has been offered the opportunity of consulting an attorney of their choice for independent legal advice regarding this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement.

                                        EMPLOYEE:


DATE: December 4, 2006                  /s/ Lou Kerner
      -----------------------           -----------------------
                                        Lou Kerner


                                        ROO Group, Inc:

DATE: December 4, 2006                  By:    /s/ Robert Petty
      -----------------------                  -----------------------
                                        Name:  Robert Petty
                                               -----------------------
                                        Title: CEO
                                               -----------------------

                                   SCHEDULE A

                           Duties and Responsibilities

Employee shall have those duties and responsibilities commensurate with the title of Chief Financial Officer for a multi-national corporate entity with a primary focus on all financial and accounting reporting to the CEO and Board of Directors of the Company; compliance with GAAP principles and all applicable regulatory authorities; management and collection of all financial activity and information through subordinates; oversight of the entire financial and accounting functions of the Company including budgeting, forecasting, cash flow, accounts payable, accounts receivable, banking, risk management, capital expenditure and general ledger functions.

                                   SCHEDULE B

                       Additional Compensation / Benefits:

The Company reserves the right to alter the terms of any commission, profit share or bonus programs that are part of this Agreement by giving the employee 90 days notice of such alteration.

Bonus. Employee shall receive Twenty-Five Thousand Dollars ($25,000) per completed calendar quarter. First quarter's bonus is to be paid upon execution of this Agreement.

Stock Options Employee is granted, upon execution of this Agreement, Five Hundred Thousand (500,000) options to purchase ROO Group, Inc. common stock. These options shall have a Four (4) year term (expiring on the 4th Anniversary of the Effective Date of this Agreement) and shall vest in Employee on a pro rata basis over the next 24 months on a quarterly basis, beginning six
(6) months from the Effective Date of this Agreement (see schedule, below). Employee shall have six (6) months after termination of this Agreement to exercise any options which have vested as of the date of such termination, unless the termination was for cause as defined in Paragraph 6(c), in which case all options, vested or unvested, shall expire as of the date of termination.

Date                           Number of Options       Total Vested to Date
----                           -----------------       --------------------

 6 Month Anniversary                 125,000                  125,000
 9 Month Anniversary                  62,500                  187,500
12 Month Anniversary                  62,500                  250,000
15 Month Anniversary                  62,500                  312,500
18 Month Anniversary                  62,500                  375,000
21 Month Anniversary                  62,500                  437,500
24 Month Anniversary                  62,500                  500,000

The option price for all options in this entire grant is to be determined in the sole discretion of the Company. In the event of a sale of 51% or more of the assets of the Company through merger, acquisition or other similar corporate transaction, all unvested options from this grant shall immediately vest in Employee effective the date of such transaction.

Employee may receive additional stock options or other compensation in the form of profit participation at the sole discretion of the Company or the Board of Directors of RMC (the "Board").

Any future stock option grants will be granted based upon the performance of the Employee, which will be assessed in the sole discretion of the Company and the Compensation Committee of the Board of Directors. All option grants shall be made under the terms and conditions set forth in the applicable Company Stock Option Plan under which they are issued. The Company reserves the right to modify any future Company stock option plan with respect to the change of control or any other provision of said plan.

                                   SCHEDULE C

                            Approved Company Holidays

      The following dates are official ROO Group, Inc. holidays for the U.S. offices for the remainder of 2006 and 2007.

        U.S. ROO offices will be closed in observance of these holidays.

o     October 9, 2006                                   Columbus Day
o     November 23-24, 2006                              Thanksgiving
o     December 25, 2006-January 1, 2007                 Christmas & New Year's
o     January 15, 2007                                  Martin Luther King Day
o     February 19, 2007                                 Presidents Day
o     May 28, 2007                                      Memorial Day
o     July 4-5, 2007                                    Independence Day
o     September 3, 2007                                 Labor Day
o     October 8, 2007                                   Columbus Day
o     November 22-23, 2007                              Thanksgiving
o     December 24, 2007-January 1, 2008                 Christmas & New Year's


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